    UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported):  3/25/2009

TREVENEX RESOURCES, INC.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-53493

Nevada	98-0408708
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 West Cataldo, Suite A Spokane, Washington	99202
(Address of principal executive offices)	(Zip Code)

(509) 869-6877
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Directors and Officers

Effective March 25, 2010, Scott Wetzel, Ted Wagner and Raymond Kuh resigned as Directors of the Company.  There were no disagreements between the resigning Directors and any of our officers regarding the operations, policies or practices of the Company.

Effective March 25, 2010, Scott Wetzel resigned as our President and Chief Executive Officer.  There were no disagreements between Mr. Wetzel and any of our officers regarding the operations, policies or practices of the Company. Mr. Wetzel will continue to serve as a Director of the wholly owned subsidiary, Trevenex Acquisitions, Inc.  At the time of resignation, the Corporation was indebted to Mr. Wetzel in the amount of $400.00.

Effective March 25, 2010, Raymond Kuh resigned as our Chief Financial Officer, Treasurer and Secretary. There were no disagreements between Mr. Kuh and any of our officers regarding the operations, policies or practices of the Company. At the time of resignation, Mr. Kuh is not a creditor of the Company.

Effective March 25, 2010, Ted Wagner resigned as our Vice President. There were no disagreements between Mr. Wagner and any of our officers regarding the operations, policies or practices of the Company. At the time of resignation, Mr. Wagner is not a creditor of the Company.

(c)	Appointment of Directors and Officers

Effective March 25, 2010, the following individuals were appointed as our executive officers (“New Officers”):

Name	Age	Position(s) held:
Valerie Hoi Fah Looi	51	Secretary
Aik Fun Chong	37	President and Chief Executive Officer
Hon Kit Wong	33	Treasurer and Chief Financial Officer

There is no existing relationship amongst our officers. The New Officers currently do not have employment agreements with the Company.  There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which the New Officer had or will have a direct or indirect material interest.  There is no material plan, contract or arrangement (whether or not written) to which the New Officers are a party or in which any New Officers participates that is entered into or material amendment in connection with our appointment of the New Officers, or any grant or award to any New Officers or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the New Officers.

(d)	Appointment of Directors

Effective March 25, 2010, the following individuals were appointed as new members of our board of directors (“New Directors”):

Name	Age	Positions Held:
Mohd Aris Bernawi	56	Director
Valerie Hoi Fah Looi	51	Director
Chee Hong Leong	45	Director

Mohd Aris Bernawi  has over thirty years working experience in the government sector. The last 10 years was spent in his current position as Senior Director at the Malaysian Communications and Multimedia Commission (“MCMC”). Aris started his career at the Ministry of Defense (Defense Research Centre) in 1974 and later joined the Telecommunications Department of Malaysia in 1977 upon completion of his first degree at Portsmouth Polytechnic, England. He was appointed Deputy Director General of the Telecommunications Department in 1994 before joining MCMC in 1999. He is a Fellow of the Institution of Engineers Malaysia (IEM), registered with Board of Engineers Malaysia (BEM), member of the Institution of Engineering and Technology (IET) and chartered engineer with Engineering Council, United Kingdom.

Valerie Hoi-Fah Looi is currently serving as Director and Secretary of TRI and TA.  Prior to joining TRI, she held the position of Director and Secretary at Secured Digital Applications, Inc from April 1999 to March 2009.  Currently, Ms. Looi is a Director of China Mobile Media, Inc. and oversees its business development and corporate services in Asia and has served in that capacity since April 2009.  Prior to her assuming her role in Secured Digital Applications, Inc. she has served as the Senior Vice President, Corporate Affairs of Secured Digital Applications (M) Sdn Bhd, a Malaysian company that was subsequently reverse merged with and into Secured Digital Applications, Inc. in 1999.  She has over 20 years of experience in corporate affairs and human resource management.  Ms. Looi obtained her Diploma in Management from the Malaysian Institute of Management.

Chee Hong Leong graduated with a Bachelor of Arts in Accounting from Ulster University, Northern Ireland in 1989. He is a Fellow of the Association of Chartered Certified Accountants, United Kingdom. He served as the Chief Financial Officer of Secured Digital Applications Inc. from January 2000 until his resignation in November 2005.  Prior to joining Secured Digital Applications Inc., he held a senior position at Industrial Concrete Products Sdn Bhd, a subsidiary of a Malaysian public listed company, from April 1994 to December 1999.  He resigned from Secured Digital Applications in November 2005 to join a multinational company based in China.

There is no existing family relationship among our directors.  There are no transactions, since the beginning of our last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which the New Directors had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which the New Directors are a party or in which the New Directors participates that is entered into or material amendment in connection with our appointment of the New Directors, or any grant or award to the New Directors or modification thereto, under any such plan, contract or arrangement in connection with our appointment of the New Directors.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Dated:  March 30, 2010

Trevenex Resources, Inc.

By:

/s/  Aik Fun Chong

Aik Fun Chong

President & CEO